Offer by

Neuberger Berman Real Estate Securities Income Fund Inc.

to Purchase for Cash
Up To 5% of Its Outstanding Shares
of Common Stock

________________

December 20, 2010

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

     We have been appointed to act as Depositary in connection with the offer by Neuberger Berman Real Estate Securities Income Fund Inc., a Maryland corporation (the “Fund”), to purchase for cash up to 5% of its outstanding shares of common stock, par value $0.0001 per share (the “Common Stock”) (the “Offer”), upon the terms and subject to the conditions set forth in the Offer to Purchase dated December 20, 2010 and the related Letter of Transmittal. The price to be paid for the Common Stock is an amount per share, net to the seller in cash, equal to 98% of the net asset value per share as determined by the Fund at the close of regular trading on the NYSE Amex on January 19, 2011, or such later date to which the Offer is extended.

     We are asking you to contact your clients for whom you hold Common Stock registered in your name (or in the name of your nominee) or who hold Common Stock registered in their own names. Please bring the Offer to their attention as promptly as possible.

     For your information and for forwarding to your clients, we are enclosing the following documents:

     1. The Offer to Purchase dated December 20, 2010;

     2. Letter of Transmittal for your use and for the information of your clients, together with Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding;

     3. Notice of Guaranteed Delivery to be used to accept the Offer if the Common Stock and all other required documents cannot be delivered to the Depositary by the Expiration Date (as defined in the Offer to Purchase); and

     4. A form of letter which may be sent to your clients for whose accounts you hold Common Stock registered in your name (or in the name of your nominee), with space provided for obtaining such clients’ instructions with regard to the Offer.

     THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, JANUARY 19, 2011, UNLESS THE OFFER IS EXTENDED.

     The Offer is not being made to, nor will the Fund accept tenders from, holders of Common Stock in any jurisdiction in which the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

     The Fund will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent or the Depositary as described in the Offer to Purchase) for soliciting tenders of Common Stock pursuant to the Offer. The Fund will, however, upon request, reimburse you for reasonable and necessary costs and expenses incurred by you in forwarding any of the enclosed materials to your clients. The Fund will pay all stock transfer taxes applicable to its purchase of Common Stock pursuant to the Offer, except as otherwise provided in the Offer to Purchase. However, backup withholding may be required unless either an exemption is proved or the required taxpayer identification information and certifications are provided. See Section 4, “Procedures for Tendering Common Stock,” of the Offer to Purchase.

     In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Common Stock, and any other required documents, should be sent to the Depositary by 5:00 p.m., New York City time, on Wednesday, January 19, 2011.

     As described in the Offer, if more than 5% of the Fund’s outstanding shares of Common Stock are duly tendered (and not withdrawn) prior to the Expiration Date, the Fund will repurchase 5% of its outstanding shares of Common Stock on a pro rata basis (after taking into account “odd lots” and with appropriate adjustment to avoid purchase of fractional shares of Common Stock) upon the terms and subject to the conditions of the Offer. Your clients should carefully consider the economics involved when tendering Common Stock in the event that more than 5% of the Fund’s outstanding shares of Common Stock are tendered and not withdrawn, and the Fund purchases the tendered Common Stock on a pro rata basis (after taking into account “odd lots” and with appropriate adjustment to avoid purchase of fractional shares of Common Stock).

     Neither the Fund nor its Board of Directors makes any recommendation to any holder of Common Stock as to whether to tender all or any shares of Common Stock.

     Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent at the addresses and telephone number set forth on the back cover of the Offer to Purchase.

Very truly yours,

Mellon Investor Services LLC

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF THE FUND, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE MATERIALS ENCLOSED HEREWITH AND THE STATEMENTS SPECIFICALLY SET FORTH IN SUCH MATERIALS.

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